UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 27, 2009

Magellan Midstream Partners, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-16335	73-1599053
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 22186, Tulsa, Oklahoma	74121-2186
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (918) 574-7000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-14(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Effective July 29, 2009, Magellan Midstream Partners, L.P. (the “Partnership”) purchased substantially all of the assets of Longhorn Partners Pipeline, L.P. pursuant to that certain Asset Purchase Agreement by and between Longhorn Partners Pipeline, L.P. and the Partnership dated as of June 18, 2009. The assets include a 700-mile common carrier pipeline system that transports refined petroleum products from Houston to El Paso, Texas. A terminal in El Paso, Texas, comprised of a five-bay truck loading rack and over 900,000 barrels of storage, is also included in the purchase. This terminal serves local petroleum products demand and distributes product to connecting third-party pipelines for ultimate delivery to markets in Arizona, New Mexico and, in the future, Northern Mexico.

The purchase price for the pipeline system is $250 million plus the fair market value of the line fill, which is approximately $100 million. A subsidiary of the Partnership has served as the operator of the pipeline system for the past several years. The Asset Purchase Agreement was approved by the United States Bankruptcy Court for the District of Delaware on July 27, 2009.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

Exhibit 10.1	Asset Purchase Agreement dated as of June 18, 2009 between Longhorn Partners Pipeline, L.P. and Magellan Midstream Partners, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Magellan Midstream Partners, L.P.

	By:	Magellan GP, LLC,
its General Partner

Date: July 29, 2009	By:	/s/ Suzanne H. Costin
	Name:	Suzanne H. Costin
	Title:	Corporate Secretary

EXHIBIT INDEX

Exhibit 10.1	Asset Purchase Agreement dated as of June 18, 2009 between Longhorn Partners Pipeline, L.P. and Magellan Midstream Partners, L.P.